Exhibit 20.1

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into this 15th day of August, 2006 (the “Effective Date”), by and between Ceragenix Pharmaceuticals, Inc. (“Ceragenix” or the “Company”), a Delaware corporation, and Osmotics Corporation (“Osmotics”), a Colorado corporation (each a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, on May 10, 2005, Osmotics received 11,191,768 shares of the Company’s common stock pursuant to a merger by and between the Company and Osmotics Pharma, Inc (the “Merger”).;

WHEREAS, pursuant to paragraph 3.3 of the Merger agreement, the Parties agreed to take all commercially reasonable actions both before and after the effective date of the Merger to qualify the Merger as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code (the “Code”);

WHEREAS, on November 7, 2005, Osmotics placed 10,700,000 shares of the Company’s common stock in an irrevocable escrow account (the “Escrow Shares”) in order to affect a tax free exchange of such shares with the Osmotics’ shareholders pursuant to Section 355 of the Code;

WHEREAS, the Escrow Shares cannot be released from escrow until the Company has registered such shares for resale with the United States Securities and Exchange Commission (the “SEC”) on Form SB-2;

WHEREAS, Osmotics has requested that Ceragenix register the Escrow Shares as soon as practicable;

WHEREAS, Ceragenix has informed Osmotics that it plans on consummating a financing transaction in which it intends on raising at least $2.5 million through the sale of equity or debt securities in the coming months (the “Financing Transaction”);

WHEREAS, Ceragenix expects the investors in the Financing Transaction to require that the shares sold in the Financing Transaction be registered for resale with the SEC on Form SB-2;

WHEREAS, Ceragenix further expects that the investors in the Financing Transaction will require a restriction on registration of additional shares for some period of time subsequent to the effectiveness of the SB-2 registering the shares sold in the Financing Transaction;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Ceragenix agrees to (i) request that the Escrow Shares be registered on the same SB-2 as the shares sold in the Financing Transaction subject to Osmotics executing a lock-up agreement satisfactory to the investors in the Financing Transaction (ii) should the investors in the Financing Transaction deny the request in (i) above, then Ceragenix agrees to file within 30 days after the expiration of any registration restrictions placed on Ceragenix pursuant to the Financing Transaction, a registration statement on Form SB-2, or any other appropriate form, to register the Escrow Shares or (iii) in the event a Financing Transaction has not closed by December 31, 2006, then Ceragenix will file a registration statement on Form SB-2 to register the Escrow shares no later than March 31, 2007.

2.             After any registration statement is filed by Ceragenix to register the Escrow Shares, Ceragenix agrees to use all commercially reasonable efforts to cause such registration statement to become effective within a reasonable time after filing.

3.             Osmotics agrees that it will (i) promptly provide all information and representations  requested and take all action necessary to have the Escrow Shares registered in accordance with this Agreement; (ii) agree to take any action to suspend sales of the Escrow Shares under a registration statement should such statement be suspended or withdrawn, and (iii) take all commercially reasonable actions necessary to assist Ceragenix in coordinating private block sales transactions for those Osmotics shareholders who wish to sell their Ceragenix shares registered on the Form SB-2 described above.

4.             The rights and obligations of Ceragenix and Osmotics set forth in this agreement are independent rights and obligations of each party with respect to the Escrow Shares and the performance or non-performance by either party under this agreement does not effect the terms, provisions, rights or obligations of either party under any other agreements between the parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date.

CERAGENIX pharmaceuticals, inc.	OSMOTICS CORPORATION

By:	By:

Name:	Name:

Title:	Title: